Exhibit 10.1

EMERALD EXPOSITIONS EVENTS, INC.
2017 OMNIBUS EQUITY PLAN

RESTRICTED STOCK UNIT
AWARD AGREEMENT

Pursuant to Section 8 of the 2017 Omnibus Equity Plan (the “Plan”) of Emerald Expositions Events, Inc. (the “Company”), on [___], 2017 (the “Grant Date”) the Company authorized a grant to _______________ (the “Recipient”) of an award of restricted stock units with respect to the Company’s Common Stock (“Common Stock”), subject to the terms and conditions of this agreement between the Company and the Recipient (this “Agreement”). By accepting this award, the Recipient agrees to all of the terms and conditions of this Agreement. The Company and the Recipient understand and agree that any capitalized terms used herein, if not otherwise defined, shall have the same meanings as in the Plan (the Recipient being referred to in the Plan as a Participant).
1.     Award and Terms of Restricted Stock Units. The Company awards to the Recipient under the Plan [_____] restricted stock units (the “Award”), subject to the restrictions, conditions and limitations set forth in this Agreement and in the Plan, which is incorporated herein by reference. The Recipient acknowledges receipt of a copy of the Plan and acknowledges that the definitive records pertaining to the grant of this Award, and exercises of rights hereunder, shall be retained by the Company.
(a)     Rights under Restricted Stock Units. A restricted stock unit (“RSU”) obligates the Company, upon vesting and in accordance with this Agreement, to issue to the Recipient one share of Common Stock for each RSU.
(b)     Vesting Dates. The RSUs awarded under this Agreement shall initially be 100% unvested and subject to forfeiture.
[Schedule 1: Applicable to [ ]:
Subject to Sections 1(c) and 2 of this Agreement, 100% of the RSUs shall vest and be released from the forfeiture provisions on the first anniversary of the Grant Date (the “Vesting Date”), provided the Recipient has not Terminated prior to the Vesting Date. In the event of a Change in Control at any time prior to the Vesting Date, 100% of the then remaining unvested RSUs will become immediately vested, provided that the Recipient has not Terminated prior to the Change in Control.]
[Schedule 2: Applicable to [ ]:
Subject to Sections 1(c) and 2 of this Agreement, 50% of the RSUs shall vest and be released from the forfeiture provisions on each of the first two (2) anniversaries of the Grant Date (each a “Vesting Date”), provided the Recipient has not Terminated prior to the applicable Vesting Date. In the event of a Change in Control at any time prior to the second (2nd) anniversary of the Grant Date, 100% of the then remaining unvested RSUs will become immediately vested, provided that the Recipient has not Terminated prior to the Change in Control.]
[Schedule 3: Applicable to [ ]:
Subject to Sections 1(c) and 2 of this Agreement, 33.3% of the RSUs shall vest and be released from the forfeiture provisions on each of the first three (3) anniversaries of the Grant Date (each a “Vesting Date”), provided the Recipient has not Terminated prior to the applicable Vesting Date. In the event of a Change in Control at any time prior to the third (3rd) anniversary of the Grant Date, 100% of the then remaining unvested RSUs will become immediately vested, provided that the Recipient has not Terminated prior to the Change in Control.]
(c)     Forfeiture of RSUs on Termination of Employment. If the Recipient Terminates for any reason, all outstanding and unvested RSUs awarded pursuant to this Agreement shall be immediately and automatically forfeited to the Company for no consideration. Upon a termination for Cause (as defined below), all outstanding vested and unvested RSUs awarded pursuant to this Agreement shall be immediately and automatically forfeited for no consideration. For purposes of this Agreement, “Cause” shall mean (a) if the Recipient is a party to an employment or a severance agreement with the Company or one of the Subsidiaries in which “Cause” is defined, the occurrence of any circumstances defined as “Cause” in such employment or severance agreement, or (b) if the Recipient is not a party to an employment or severance agreement with the Company or one of the Subsidiaries in which “Cause” is defined, (i) the Recipient’s indictment for, or conviction or entry of a plea of guilty or nolo contendere to (A) any felony or (B) any crime (whether or not a felony) involving moral turpitude, fraud, theft, breach of trust or other similar acts, whether under the laws of the United States or any state thereof or any similar foreign law to which the Recipient may be subject, (ii) the Recipient’s being or having been engaged in conduct constituting breach of fiduciary duty, willful misconduct or gross negligence relating to the Company or any of the Subsidiaries or the performance of the Recipient’s duties, (iii) the Recipient’s willful failure to (A) follow a reasonable and lawful directive of the Company or of the Subsidiary at which he or she is employed or provides services, or of the Board or (B) comply with any written rules, regulations, policies or procedures of the Company or a Subsidiary at which he or she is employed or to which he or she provides services which, if not complied with, would reasonably be expected to have an adverse effect (other than a de minimis adverse effect) on the business or financial condition of the Company, (iv) the Recipient’s violation of his or her employment, consulting, separation or similar agreement with the Company or any non-disclosure, non-solicitation or non-competition covenant in any other agreement to which the Recipient is subject, (v) the Recipient’s deliberate and continued failure to perform his or her material duties to the Company or any of its Subsidiaries or (vi) the Recipient’s violation of the Company’s Code of Business Conduct and Ethics, as it may be amended from time to time.
(d)     Restrictions on Transfer. The Recipient may not sell, transfer, assign, pledge or otherwise encumber or dispose of the RSUs.
(e)     No Shareholder Rights. The Recipient shall have no rights as a shareholder with respect to the RSUs or the Common Stock underlying the RSUs until the underlying Common Stock is issued to the Recipient.
(f)     Agreements. The Recipient shall not be entitled to receive Shares of Common Stock under the RSUs and no Shares of Common Stock shall be issued pursuant to the RSUs unless the Recipient becomes a signatory to the Company’s Amended and Restated Stockholders’ Agreement, dated April 27, 2017 (the “Stockholders’ Agreement”) and the Registration Rights Agreement, dated July 19, 2013, by executing joinder agreements thereto whereby the Recipient shall be deemed to have adopted and to have agreed to be bound by all of the provisions of such agreements. By entering into this Agreement, the Recipient hereby acknowledges and agrees that shares of Common Stock received in settlement of RSUs granted under this Agreement shall be treated as “Covered Shares” as such term is defined in the Stockholders’ Agreement, and shall be subject to the restrictions on transfer applicable to “Minority Stockholders” as set forth in Section 3 thereof.
(g)     Delivery Date for the Shares Underlying the Vested RSU. As soon as practicable, but in no event later than 15 days following a date on which any RSUs vest, the Company will issue to the Recipient the Common Stock underlying the then-vested RSUs, subject to Section 1(h). The shares of Common Stock will be issued in the Recipient’s name or, in the event of the Recipient’s death after the date of vesting but before the date of delivery, in the name of either (i) the beneficiary designated by the Recipient on a form supplied by the Company or (ii) if the Recipient has not designated a beneficiary, the person or persons establishing rights of ownership by will or under the laws of descent and distribution.
(h)     Taxes and Tax Withholding. The Recipient acknowledges and agrees that no election under Section 83(b) of the Internal Revenue Code of 1986, as amended, can or will be made with respect to the RSUs. The Recipient acknowledges that on each date that shares underlying the RSUs are issued to the Recipient (the “Payment Date”), the Fair Market Value on that date of the shares so issued will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on these income amounts. To satisfy the withholding amount (determined in accordance with applicable law), the Recipient shall pay such withholding amount in cash under procedures established by the Company. Alternatively, in order to satisfy the withholding amount, at any time prior to a Payment Date, the Committee may in its sole discretion permit the Recipient to have withheld from the shares otherwise issuable upon a Payment Date the number of shares having a Fair Market Value equal to the minimum withholding amount or allow another method under procedures established by the Company.
(i)     Not a Contract of Employment. Nothing in the Plan or this Agreement shall confer upon Recipient any right to be continued in the employment of the Company or any Affiliate, or to interfere in any way with the right of the Company or any parent or subsidiary by whom Recipient is employed to Terminate the Recipient’s employment at any time or for any reason, with or without cause, or to decrease Recipient’s compensation or benefits.
2.     Prohibited Conduct; Restatements.
(a)     Consequences of Prohibited Conduct. In consideration of and as a condition to the grant of the Award, the Recipient agrees to not engage in Prohibited Conduct (as defined in Section 2(b)). If the Company determines that the Recipient has engaged in any Prohibited Conduct, then:
(i) The Recipient shall immediately forfeit all outstanding RSUs awarded pursuant to this Agreement and shall have no right to receive the underlying shares; and
(ii) If the Payment Date for any RSUs has occurred, and the Company determines on or before the first anniversary of a Vesting Date for such RSUs that the Recipient has engaged in Prohibited Conduct, the Recipient shall repay and transfer to the Company the number of shares of Common Stock issued to the Recipient under this Agreement on that Payment Date (the “Forfeited Shares”) and a cash payment equal to the applicable withholding taxes (if such amount had not been paid in cash by the Recipient when the Payment Date occurred). If any Forfeited Shares have been sold by the Recipient prior to the Company’s demand for repayment, the Recipient shall repay to the Company 100% of the proceeds of such sale or sales and a cash payment equal to the applicable employer withholding taxes paid on the Payment Date (if such amount had not been paid in cash by the Recipient when the Payment Date occurred). The Company may, in its sole discretion, reduce the amount to be repaid by the Recipient to take into account the tax consequences of such repayment for the Recipient.
(b)     Prohibited Conduct.1 Each of the following constitutes “Prohibited Conduct”:
(i) the Recipient (a) discloses, directly or indirectly, any Proprietary Information (as defined below) to any Person (other than the Company or executives thereof at the time of such disclosure who, in the reasonable judgment of the Recipient, need to know such Proprietary Information or such other Persons to whom the Recipient has been specifically instructed to make disclosure by the Board and in all such cases only to the extent required in the course of the Recipient’s service to the Company) or (b) uses any Proprietary Information, directly or indirectly, for the Recipient’s own benefit or for the benefit of any other Person that is detrimental to the Company.
(ii) during the employment of the Recipient and for the 12-month period after the Recipient’s Termination from the Company or a Subsidiary for any reason, whether for compensation or without compensation, directly or indirectly, as an owner, principal, partner, member, shareholder, independent contractor, consultant, joint venture, investor, licensor, lender, employee or in any other capacity whatsoever, alone or in association with any other Person, if the Recipient carries on, is engaged or takes part in, or renders services or advice to, owns, shares in the earnings of, invests in the stocks, bonds or other securities of, or otherwise becomes financially interested in, any business, enterprise or other entity engaged directly or indirectly within the Territory (as defined below) in any Competitive Business (as defined below) activity; provided, however, that the Recipient shall be permitted to acquire a passive stock or equity interest in such a Competitive Business provided the stock or other equity interest acquired is not more than one percent of the outstanding interest in such business.
(iii) during the employment of the Recipient and for the 12-month period after the Recipient’s Termination from the Company or a Subsidiary for any reason, if the Recipient, directly or indirectly through any officer, director, employee, representative or other agent or otherwise, (i) solicits or does business with any customer or supplier of the Company of whose names he or she was aware during his or her employment term (X) in any manner that interferes with such Person’s financial relationship with the Company, or (Y) in an effort to obtain such Person as a customer, supplier, consultant, salesman, agent or representative to any Competitive Business; or (ii) solicits or interferes with or endeavors to entice away any employee, consultant, officer, director or executive of the Company who was engaged in such relationship with the Company at any time during the Recipient’s employment term, (X) in any manner that interferes with such Person’s employment or consulting relationship with the Company or (Y) in an effort to obtain such Person as a customer, supplier, consultant, salesman, agent or representative to any Competitive Business.
(iv) The Recipient makes (or causes to be made) to any Person any knowingly disparaging, derogatory or other negative statement about the Company or its affiliates.  The foregoing shall not be violated by (a) truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), or (b) statements that the Recipient in good faith believes are necessary or appropriate to make in connection with his or her good faith performance of their duties to the Company.
For purposes of this Agreement:
“Competitive Business” shall mean any business that is in competition with (a) the present products marketed or sold by the Company or any of its Subsidiaries or affiliates to their customers and as such products may be improved and/or modified, (b) the present services marketed, sold or provided by the Company or any of its Subsidiaries or affiliates to their customers and as such services may be improved and/or modified or (c) the products and/or services the Company or any of its Subsidiaries or affiliates develops, designs, manufactures, markets, produces or supplies in the future to its customers, in each case including, without limitation, the business of operating business-to-business tradeshows, conferences and related publications and related digital media.

“Proprietary Information” shall mean confidential specifications, know-how, strategic or technical data, marketing research data, product research and development data, manufacturing techniques, confidential customer lists, sources of supply and trade secrets, all of which are confidential and may be proprietary and are owned or used by the Company, or any of its Subsidiaries or affiliates, and shall include any and all items enumerated in the preceding sentence and coming within the scope of the business of the Company or any of its Subsidiaries or affiliates as to which the Recipient may have access, whether conceived or developed by others or by the Recipient alone or with others during the period of service to the Company, whether or not conceived or developed during regular working hours.  Proprietary Information shall not include any records, data or information which (a) are in the public domain during or after the period of service by the Recipient provided the same are not in the public domain as a consequence of disclosure directly or indirectly by the Recipient in violation of this Agreement or (b) were known to the Recipient prior to commencing employment with the Company.
“Territory” shall mean the United States of America and every other territory or country where the Company maintains employees, owns property or otherwise conducts business during any time that the Recipient is employed by the Company or owns any shares of Common Stock (or rights to acquire shares of Common Stock).

(c)     Restatement of Financial Statements. In addition to the other provisions in this Section 2, this Agreement, the RSUs and any shares issued under the RSUs shall be subject to any policies of the Company in effect on the Grant Date or adopted by the Company at any time thereafter that provide for forfeiture of the RSUs and recoupment of any shares issued under the RSUs or of any gain received by the Recipient in connection with the sale of shares received in settlement of RSUs in the event of any restatement of the Company’s financial statements.
(d)     Determinations. The Committee shall, in its sole discretion, make all determinations regarding this Section 2, including whether any Prohibited Conduct has occurred, and the determinations by the Committee shall be final and binding on all parties.
(e)     Company and its Affiliates. All references in this Section 2 to the Company shall include the Company or any of its Affiliates.
3.     Securities Laws. The obligation of the Company, as applicable, to issue and deliver the RSUs and any shares of Common Stock hereunder shall be subject to all applicable laws, rules and regulations, and such approvals by governmental agencies as may be required.  The Recipient hereby agrees not to offer, sell or otherwise attempt to dispose of any shares of Common Stock issued to the Recipient pursuant to this Agreement in any way which would: (x) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other county) or to amend or supplement any such filing or (y) violate or cause the Company to violate the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, or any other Federal, state or local law, or the laws of any other country.
4.     Notices. All notices, consents and other communications required or permitted to be given under or by reason of this Agreement shall be in writing, shall be delivered personally or by e-mail or as described below or by reputable overnight courier, and shall be deemed given on the date on which such delivery is made. If delivered by e-mail or fax, such notices or communications shall be confirmed by a registered or certified letter (return receipt requested), postage prepaid. Any such delivery shall be addressed to the intended recipient at the following addresses (or at such other address for a party as shall be specified by such party by like notice to the other parties):
To the Company:	Emerald Expositions Events, Inc. c/o Onex Partners Advisor LP 161 Bay Street Toronto, ON M5J 2S1 Attention: Kosty Gilis Facsimile: (416) 362-5765

with copies to:	Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 Facsimile: (212) 859-4000 Attention: Jeffrey Ross, Esq.

To the Recipient:	At the most recent address, facsimile number or email contained in the Company’s records.

5.     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.  This Agreement shall in all respects be governed by, and construed in accordance with, the laws (excluding conflict of laws rules and principles) of the State of New York applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.  Any litigation against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any federal or state court located in the State of New York in New York County and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such litigation; provided, that a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party irrevocably and unconditionally agrees not to assert (i) any objection which it may ever have to the laying of venue of any such litigation in any federal or state court located in the State of New York in New York County, (ii) any claim that any such litigation brought in any such court has been brought in an inconvenient forum and (iii) any claim that such court does not have jurisdiction with respect to such litigation.  To the extent that service of process by mail is permitted by applicable law, each party irrevocably consents to the service of process in any such litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein.  Each party hereto irrevocably and unconditionally waives any right to a trial by jury and agrees that either of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any litigation.
6.     Specific Performance.  Each of the parties agrees that any breach of the terms of this Agreement will result in irreparable injury and damage to the other parties, for which there is no adequate remedy at law.  Each of the parties therefore agrees that in the event of a breach or any threat of breach, the other parties shall be entitled to an immediate injunction and restraining order to prevent such breach, threatened breach or continued breach, and/or compelling specific performance of the Agreement, without having to prove the inadequacy of money damages as a remedy or balancing the equities between the parties.  Such remedies shall be in addition to any other remedies (including monetary damages) to which the other parties may be entitled at law or in equity.  Each party hereby waives any requirement for the securing or posting of any bond in connection with any such equitable remedy.
7.     Binding Effect. This Agreement shall (subject to the provisions of Section 1(d) hereof) be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.
8.     Severability. Each provision of this Agreement will be treated as a separate and independent clause and unenforceability of any one clause will in no way impact the enforceability of any other clause. Should any of the provisions of this Agreement be found to be unreasonable or invalid by a court of competent jurisdiction, such provision will be enforceable to the maximum extent enforceable buy the law of that jurisdiction.
9.     Amendments and Waivers. Subject to applicable law, this Agreement and any of the provisions hereof may be amended, modified, or supplemented, in whole or in part, only in a writing signed by all parties hereto. The waiver by a party hereto of a breach by another party hereto of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach by such other party or as a waiver of any other or subsequent breach by such other party, except as otherwise explicitly provided for in the writing evidencing such waiver. The waiver by a party hereto of a breach by any party hereto of any provision of this Agreement shall not operate or be construed as a waiver of such breach by any other party hereto except as otherwise explicitly provided for in the writing evidencing such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
10.    Counterparts. This Agreement may be executed by .pdf or facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

1 Noncompete and nonsolicit restrictions to be removed for CA residents.

IN WITNESS WHEREOF, the Company and the Recipient have caused this Agreement to be executed on their behalf, by their duly authorized representatives, all on the day and year first above written.
EMERALD EXPOSITIONS EVENTS, INC.

By:

Its:

RECIPIENT: